Exhibit 99.2

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM REPORTS ON THIRD QUARTER 2010

FINANCIAL RESULTS AND RECENT DEVELOPMENTS

SAN DIEGO, CA – November 9, 2010 – Cardium Therapeutics (NYSE Amex: CXM) today reported highlights and financial results for its third quarter ended September 30, 2010. Highlights of the quarter and recent developments include:

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Website and market launch of Cardium’s MedPodium product line, a portfolio of premium science-based, easy to use medicinals, neurologics, metabolics, nutraceuticals and aesthetics designed to promote and manage personal health. The MedPodium product portfolio, which initially includes seven podiatry-focused advanced skin care products to promote foot health and comfort, are currently available MedPodium’s web-based boutique at www.medpodium.com. In the future, the Company plans to expand distribution and sell certain MedPodium products through various select distributors or retailers in the United States.

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Planned addition of the new weight management product, Appexium™, to Cardium’s MedPodium™ product line. Appexium, a plant-derived non-prescription dietary supplement to be marketed under the trade name Linée™, is designed to facilitate healthy weight management. Linée is expected to be launched and available for purchase at the MedPodium web boutique in mid-November.

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Exclusive commercial development rights for certain novel supramacromolecular polymer complexes, which represent a potentially novel and practical way to integrate the use of Nitric Oxide into a variety of wound healing products, and that appear to be compatible with Cardium’s Excellagen formulated collagen topical gel wound care dressing, which is currently the subject of a pending FDA 510(k) clearance application for marketing and sales in the United States.

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New preclinical research findings demonstrating that the Company’s Excellagen collagen wound management gel product candidate activates platelet release of platelet-derived growth factor (PDGF) locally at the wound site. This growth factor has been shown to play an essential role in the wound healing process.

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Cash grant award of approximately $245,000 under the U.S. Government’s Qualifying Therapeutic Discovery Project (“QTDP”) program to further the Company’s Generx clinical development program. The funds are immediately available and the Company will recognize the full award that was authorized on October 29, 2010 as revenue during the fourth quarter 2010.

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Presentations at two investor conferences - the Rodman & Renshaw 12th Annual Healthcare Investment Conference and the 10th Annual Biotech in Europe Investor Forum, Zurich. In addition, Cardium will be presenting at the LifeTech Capital Miami Medical Investors Conference on November 12, 2010 at 2:00 p.m. Eastern in Miami. Although this presentation will not be webcast, investors can access the Company’s presentation slides now available at Cardium’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-presentations.

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Continued identification and evaluation of innovative and capital-efficient product opportunities and strategic partnership opportunities for the Company’s current product candidates as they are advanced and corresponding valuations are established.

Financial Report

For the third quarter ended September 30, 2010, the Company reported a net loss of $3.4 million, or $(0.04) per share, compared to net income of $4.9 million, or $.10 per share for the same period in 2009. For the nine months ended September 30, 2010, net loss was $5.2 million, or $(0.07) per share, compared to a net loss of $20.1 million, or $(0.44) per share, for the same nine-month period in 2009. Financial results for the three months ended September 30, 2009 included a $6.4 million gain on the sale of our InnerCool business unit. For the nine months ended September 30, 2009 the decrease in net loss was due to a $5.9 million decrease in interest expense related to notes that were paid off in the fourth quarter of 2009 as well as a $12.5 million positive adjustment to the non-cash change in fair market value of certain common stock warrants we recorded as derivative liabilities upon the adoption of ASC 815 (formerly Emerging Issues Task Force EITF 07-05), recorded in “Change in Fair Value of Derivative Liabilities” when comparing year over year. Research and development costs for the three months ended September 30, 2010 totaled $0.7 million and general and administrative expenses were $1.1 million, compared to $1.2 million and $1.3 million, respectively, for the same period last year. As of September 30, 2010, the Company had a total of $9.1 million in cash ($7.7 million in cash and $1.4 million in restricted cash) compared to total cash of $4.8 million ($3.4 million in cash and $1.4 million in restricted cash) for the same period last year. As of November 5, 2010, approximately 78.6 million shares of Cardium’s common stock were outstanding.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current investment portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium lifestyle medicinals brand platform.

The Company’s lead product candidates include: (1) Excellagen™ topical gel, for wound care management, which Cardium plans to market launch in the fourth quarter subject to pending FDA 510(k) clearance; and (2) Generx®, a DNA-based angiogenic cardiovascular biologic for patients in international markets with coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that the U.S. Food and Drug Administration (the “FDA”) will grant marketing clearance of the Excellagen product candidates or that we or a partner can successfully introduce these or additional products into advanced wound care markets; that Cardium can maintain its exchange listing compliance with NYSE Amex; that our candidates will prove to be sufficiently safe and effective, or that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that our product candidates offer the potential for simpler or more cost-effective treatment for physicians and patients than other products that currently are or will be on the market; that the MedPodium product platform will be commercially successful or will effectively enhance our businesses or their market value, or that the MedPodium product line can be successfully broadened to include additional healthy lifestyle opportunities, or that we can effectively promote commercialization of our products on our own or through third parties; that improvements in the formulation or use of Generx will be commercially practicable, or that Generx could be successfully advanced as a therapeutic in developing markets or that the results of studies in such markets could be used to advance or broaden the commercialization of Generx in the U.S. or other markets; that Nitric Oxide or other technologies we investigate can be used to effectively expand or improve our product portfolio; that our product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that our clinical study programs can be conducted and completed in an efficient and successful manner; that we can develop a DNA-based orthobiologics product portfolio; that the FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2010 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics™ Generx® and MedPodium™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™,

Osteorate™, Appexium™ and Linée™ are trademarks of Tissue Repair Company.

(Other trademarks belong to their respective owners)

- Continued –

Cardium Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

	September 30, 2010 (Unaudited)	December 31, 2009
Cash and cash equivalents	$7,700,648	$3,363,665

Restricted cash	1,425,000	1,425,000
Accounts receivable	—	115,138
Prepaid expenses and other current assets	96,291	40,384
Property and equipment, net	260,188	351,539
Other long-term assets	179,938	179,938

Total assets	$9,662,065	$5,475,664

Accounts payable and accrued liabilities	$1,427,147	$2,637,243
Derivative liabilities	3,451,467	4,802,882
Long-term liabilities	172,373	190,114

Total liabilities	5,050,987	7,630,239

Stockholder’s equity (deficiency)	4,611,078	(2,154,575)

Total liabilities and stockholder’s equity	$9,662,065	$5,475,664

Selected Condensed Consolidated Results of Operations

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues	$—	$235,917	$—	$261,549
Research and development	(738,014)	(1,176,942)	(1,871,175)	(3,528,249)
Selling, general and administrative	(1,083,066)	(1,309,332)	(3,402,561)	(3,819,473)

Loss from operations	(1,821,080)	(2,250,357)	(5,273,736)	(7,086,173)

Interest income (expense), net	9,049	(1,335,511)	24,585	(5,878.853)
Change in fair value of derivative liabilities	(1,636,700)	1,964,663	70,280	(12,509,518)

Loss from continuing operations	(3,448,731)	(1,621,205)	(5,178,871)	(25,474,544)
Income (loss) from discontinued operations	—	95,576	—	(1,930,636)
Gain on sale of business unit	—	6,408,603	—	6,408,603

Net income (loss)	$(3,448,731)	$4,882,974	$(5,178,871)	$(20,996,577)

Net loss per common share – basic and diluted	$(0.04)	$0.10	$(0.07)	$(0.44)

Weighted average common shares outstanding – basic	77,852,154	47,771,609	71,956,298	47,214,142
Weighted average common shares outstanding – diluted	77,852,154	49,629,079	71,956,298	47,214,142

Cardium Therapeutics, Inc.

Reconciliation of Non-GAAP Measure

As of September 30, 2010

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Net income (loss)	$(3,448,731)	$4,882,974	$(5,178,871)	$(20,996,577)
Add (subtract)
Stock based compensation expense	80,337	124,129	315,129	494,750

Amortization of deferred financing cost and debt discount	—	1,085,678	—	4,903,078
Change in fair value of derivative liabilities	1,636,700	(1,964,663)	(70,280)	12,509,518
Income (loss) from discontinued operations	—	(95,576)	—	1,930,636

Gain on sale of business unit	—	(6,408,603)	—	(6,408,603)

Non-GAAP net loss	$(1,731,694)	$(2,376,061)	$(4,934,022)	$(7,567,198)

Non-GAAP net loss per common share – basic and diluted	$(0.02)	$(0.05)	$(0.07)	$(0.16)

Weighted average common shares outstanding – basic	77,852,154	47,771,609	71,956,298	47,214,142
Weighted average common shares outstanding – diluted	77,852,154	49,629,079	71,956,298	47,214,142

Non-GAAP Financial Measure

To supplement our condensed consolidated financial statements, which statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America (GAAP), we use a non-GAAP financial measure called non-GAAP earnings or loss per share. We define non-GAAP earnings or loss per share as net income or loss not including the impact of:

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non-cash items (amortization of deferred financing costs and debt discount, stock-based compensation, and change in fair value of derivative liabilities); loss from discontinued operations and gain on sale of business unit.

It should be noted that basic and diluted weighted average shares are determined on a GAAP basis and the resulting share count is used for computing both GAAP and non-GAAP basic and diluted earnings per share.

With the adoption of ASC 815 and its very substantial impact on our total liabilities including certain non-cash derivative liabilities and corresponding reported net gains and losses arising from changes in the underlying market value of our common stock, we believe that non-GAAP earnings or loss per share provides meaningful supplemental information regarding our performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current-period results with those of prior periods as well as with our peers. We present this information to investors as an additional tool for evaluating our financial results in a manner that reflects ongoing operations and facilitates comparisons with operating results from prior periods. The presentation of this additional non-GAAP information is intended to provide investors with additional incremental tools for their review of our results and is not meant to be considered in isolation or as a substitute for financial information presented in accordance with GAAP.